Exhibit 99.1

Ultralife Corporation Completes Acquisition of U.S. Energy Systems, Inc.

NEWARK, N.Y.--(BUSINESS WIRE)--November 12, 2008--Ultralife Corporation (NASDAQ: ULBI) has completed the acquisition of U.S. Energy Systems, Inc., and its services affiliate, U.S. Power Services, Inc.

Under the terms of the U.S. Energy Systems agreement, the purchase price consisted of $2.85 million in cash and a performance-based equity incentive payable in an amount up to 200,000 unregistered shares of Ultralife Corporation common stock provided that certain financial milestones are achieved over a period of up to four years. The company financed the acquisition with cash on hand.

John D. Kavazanjian, Ultralife’s president and chief executive officer, said, “By leveraging their outstanding reputation for extraordinary service and support, and established customer base, the acquisition of U.S. Energy Systems further advances our goal of becoming the leading provider of engineering, installation, integration and maintenance services and supports our growing position as a key player in the standby power marketplace.”

Established in 2003, U.S. Energy Systems specializes in the engineering, supply, installation and preventive maintenance of standby power systems, uninterrupted power supply systems, DC power systems and switchgear/control systems for the telecommunications, utilities, technology, petrochemical, financial and information services industries. In 2007, U.S. Energy generated $6.3 million in revenue.

Information about U.S. Energy Systems is available at www.usenergysys.com

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, now serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research and RedBlack Communications. Ultralife’s operations are in North America, Europe and Asia. For more information on Ultralife, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

CONTACT:
Ultralife Corporation
Peter F. Comerford, 315-332-7100
pcomerford@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com